Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen Pennsylvania Investment Quality Municipal Fund
811-06265


The rights of the holders of each series of Preferred securities are described in the Statements of Establishing and Fixing the Rights and Preferences of Preferred Shares. These instruments are incorporated by reference for this Sub-Item 77Q1(d), filed as exhibit C to the reorganization Statement of Additional Information
(SAI) in the SEC filing on Form 497 on September 6,
2013, Accession No. 0001193125-13-360014.